As filed with the Securities and Exchange Commission on August 9, 2005.
Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
THE ST. JOE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Florida (State or other jurisdiction of incorporation or organization)	59-0432511 (IRS Employer Identification Number)
245 RIVERSIDE AVENUE, SUITE 500
JACKSONVILLE, FLORIDA 32202
(Address, including Zip Code,
of Registrant’s Principal Executive Offices)
The St. Joe Company 1999 Employee Stock Purchase Plan
(Full Title of the Plan)
CHRISTINE M. MARX
GENERAL COUNSEL
THE ST. JOE COMPANY
245 RIVERSIDE AVENUE, SUITE 500
JACKSONVILLE, FLORIDA 32202
(904) 301-4200
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be Registered (1)	to be Registered	Offering Price per Share(2)	Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	200,000	$80.61	$16,122,000	$1,897.56

(1)	Consists of shares of common stock of The St. Joe Company (the “Company”) to be made available pursuant to The St. Joe Company 1999 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also registers such indeterminable number of additional shares of common stock as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the shares. In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Act, based upon the average of the high and low reported sales prices of a share of the Company’s common stock reported on the New York Stock Exchange Composite Tape on August 4, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company and the Plan incorporate by reference into this Registration Statement the documents listed as follows:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

2.	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2004 (filed with the Securities and Exchange Commission (the “Commission”) concurrently herewith).

3.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005.

4.	The Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2005, March 1, 2005 (with respect to the Current Report dated February 23, 2005), March 18, 2005 and July 28, 2005.

5.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 1-10466), filed with the Commission on March 16, 1990, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with amendments thereto.
     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (but we do not incorporate by reference any documents that we furnish to, but that are not deemed filed with, the Commission).
     Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company has the authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify its directors and officers to the extent provided in such statute. The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with any proceeding brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).
     The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.
     Article III, Section 8 of the Company’s Amended and Restated By-Laws provides as follows with respect to the indemnification of our officers and directors:
To the fullest extent permitted or required by the Florida Business Corporation Act (the “Act”), including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Company to provide broader indemnification rights than prior to such amendment), the Company shall indemnify, and advance expenses incurred by, its Directors and officers, and any director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Company, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify, and advance expenses incurred by, employees and agents of the Company, against all Liabilities (as defined in Section 607.0850 of the Act) incurred thereby in connection with any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party or in which he or she is deposed or called to testify as a witness because he or she is or was a Director, officer, employee or agent of the Company or he or she is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. No amendment or repeal of this Section 8 shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.
     The Company maintains directors’ and officers’ liability insurance covering the directors and officers of the Company against claims arising out of the performance of their duties as such.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated and Amended Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-3 (File 333-116017)).

4.2	Amended and Restated By-laws of the registrant (incorporated by reference to Exhibit 3 to the registrant’s Current Report on Form 8-K dated December 14, 2004).

4.3	Agreement to Terminate Registration Rights Agreement between the registrant and The Alfred I. duPont Testamentary Trust, dated August 5, 2005 (incorporated by reference to Exhibit 4.1 of the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005).

23.1	Consent of KPMG LLP, independent registered public accounting firm.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, as of August 9, 2005.

THE ST. JOE COMPANY

By:	/s/ Kevin M. Twomey

Kevin M. Twomey
President and Chief Operating Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 9, 2005:

Signature	Title
/s/ Peter S. Rummell	Chairman of the Board, Chief Executive

Peter S. Rummell	Officer and Director
(Principal Executive Officer)

/s/ Anthony M. Corriggio	Chief Financial Officer

Anthony M. Corriggio	(Principal Financial Officer)

/s/ Michael N. Regan	Senior Vice President

Michael N. Regan	(Principal Accounting Officer)

/s/ Michael L. Ainslie	Director

Michael L. Ainslie

/s/ Hugh M. Durden	Director

Hugh M. Durden

Director

Thomas A. Fanning

/s/ Adam W. Herbert, Jr.	Director

Adam W. Herbert, Jr.

/s/ Delores Kesler	Director

Delores Kesler

Signature	Title
/s/ John S. Lord	Director

John S. Lord

/s/ Walter L. Revell	Director

Walter L. Revell

/s/ William H. Walton, III	Director

William H. Walton, III
     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, as of August 9, 2005.

The St. Joe Company 1999 Employee
Stock Purchase Plan

By:	The Compensation Committee of the Board of
Directors of The St. Joe Company

By:	/s/ Michael L. Ainslie

Michael L. Ainslie
Chairman

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated and Amended Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-3 (File 333-116017)).

4.2	Amended and Restated By-laws of the registrant (incorporated by reference to Exhibit 3 to the registrant’s Current Report on Form 8-K dated December 14, 2004).

4.3	Agreement to Terminate Registration Rights Agreement between the registrant and The Alfred I. duPont Testamentary Trust, dated August 5, 2005 (incorporated by reference to Exhibit 4.1 of the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005).

23.1	Consent of KPMG LLP, independent registered public accounting firm.